EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-69624) pertaining to the Borders Group, Inc. Savings Plan of our report dated June 26, 2007, with respect to the financial statements and schedule of Borders Group, Inc. Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Detroit, Michigan
June 26, 2007